EXHIBIT 4.2.17.2

Reimbursement and Security Agreement

     REIMBURSEMENT AND SECURITY AGREEMENT, dated as of October 1, 1988 between The CONNECTICUT LIGHT AND POWER COMPANY, a Connecticut corporation (the "Company"), and UNION BANK OF SWITZERLAND, NEW YORK BRANCH (the "Bank")

     WHEREAS, The Industrial Development Authority of the State of New Hampshire (the "Issuer") proposes (i) to issue $10,000,000 aggregate principal amount of its Pollution Control Revenue Bonds (The Connecticut Light and Power Company Project) Series 1988 (the "Bonds") pursuant to an Indenture of Trust dated as of October 1, 1988 (the "Indenture"), between the Issuer and Baybank Middlesex, as trustee (the "Trustee"), and (ii) to lend the proceeds of the sale of the Bonds to the Company pursuant to a Financing Agreement between the Issuer and the Company, dated as of October 1, 1988 (the "Loan Agreement");

     WHEREAS, in order to provide security for the payment when due of the principal of, and interest on, the Bonds, the Company has requested the Bank to issue an irrevocable letter of credit substantially in the form of Exhibit A hereto (the "Letter of Credit") initially in the amount of $10,833,334 of which $1O,000,000 may be drawn on in respect of principal of the Bonds and $833,334 (representing 200 days of interest at 15% per annum) may be drawn on in respect of interest on the Bonds

     NOW THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, the parties hereto hereby agree as follows:

     SECTION 1 (a) Definitions. The following terms, as used herein, have the following respective meanings:

     "Adjusted Capitalization" means, at any date, an amount equal to the sum of (i) the Capitalization of the Company at such date, plus (ii) the excess, if any, of (x) the aggregate unpaid principal amount of all short-term indebtedness for borrowed money of the Company at such date over (y) 10% of the Capitalization of the Company as of the date of the most recently prepared financial statements of the Company which have been included in a Form 10-K or 10-Q filed with the Securities and Exchange Commission (or, if the Company is not at the time subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the most recent annual or quarterly financial statements, as the case may be, delivered pursuant to
Section 6(a) hereof).

     "Agreement" means this Reimbursement and Security Agreement, as the same may from time to time be amended, supplemented or modified.

     "Beneficiary" means Chemical Bank, as agent for the Trustee.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York and in the cities in which the principal offices of the Trustee, the Registrar, the Paying Agent, and the Tender Agent (all as defined in the Indenture) are located are required by law, regulation or executive order to close or on which such banks are generally voluntarily closed for business in such locations and on which the New York Stock Exchange is open.

     "Capitalization of the Company" means at any date, an amount equal to the sum of (i) the total principal amount of all long-term indebtedness for borrowed money, secured or unsecured, of the Company then outstanding (excluding, however, indebtedness (not to exceed $320,000,000, provided, that, if the Company merges or consolidates with WMECO, the exclusion for the surviving entity shall be $400,000,000) existing under any nuclear fuel financing so long as the proceeds of such indebtedness are used solely to finance the purchase and carrying of nuclear fuel and so long as the appropriate regulatory authorities have not taken any action which would not allow the costs with respect to such financing to be recovered through the rate making process), (ii) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of capital stock of the Company and (iii) the surplus of the Company, paid in, earned and other, if any.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Common Equity" means an amount equal to the sum of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock of the Company, and the surplus of the Company, paid in, earned and other, if any, as of the date of the most recently prepared financial statements of the Company which have been included in a Form 10-K or 10-Q filed with the Securities and Exchange Commission (or, if the Company is not at the time subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the most recent annual or quarterly financial statements, as the case may be, delivered pursuant to Section 6(a) hereof).

     "Controlled Group" means all members of a controlled group of corporations and all trades of businesses (whether or not incorporated) under common control, which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

     "Date of Issuance" means the date on which the Letter of Credit is issued upon request of the Company pursuant to Section 2(a) hereof, which date shall in no event be later than October 31, 1988.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others Guaranteed by such Person.

     "Default" means any event or condition which with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.
     "Disclosure Document" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1988 and June 30, 1988, and the Company's Current Reports on Form 8-K dated January 26, 1988, March 24, 1988 and June 22, 1988.

     "Drawing" means any "A Drawing", "B Drawing", "C Drawing" and "D Drawing" as such terms are defined in the Letter of Credit.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" means any of the events specified in Section 7 hereof.

     "Expiration Date" means the date on which the Letter of Credit expires in accordance with its terms.

     "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or otherwise); provided that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

     "HELCO" means the Hartford Electric Light Company, a previously existing Connecticut corporation which merged with and into the Company effective as of the close of business on June 30, 1982.

     "Lien" means with respect to any asset, (i) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Northeast" means Northeast Utilities, a Massachusetts voluntary business association.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Person" means an Individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Pledged Bonds" has the meaning set forth in Section 8 hereof.

     "Related Documents" means the Bonds, the Indenture and the Loan Agreement and any other agreement or instrument relating hereto or thereto.

     "Reportable Event" shall have the meaning set forth in Section 5(h) hereof.

     "Significant Subsidiary" means at the time any determination thereof is to be made, a Subsidiary which is a "significant subsidiary" within the meaning of Regulation S-X of the Securities and Exchange Commission.

     "Stated Amount" has the meaning set forth in the Letter of Credit.

     "Subsidiary" means as to any Person, any corporation or other entity of which securities or other ownership interests having more than 50% of the ordinary voting power to elect the board of directors or other persons performing similar functions is at the time owned directly or indirectly by such Person; unless otherwise specified, "Subsidiary" shall mean a Subsidiary of the Company.

     "Tangible Net Worth" means at any date the stockholder's equity of the Company less its Intangible Assets, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholder's equity) of
(i) all write-ups (other than write-ups resulting from foreign currency transactions and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1987 in the book value of any asset owned by the Company, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt, discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, franchises, organization or developmental expenses and other intangible items.

     "Unfunded Vested Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any member of the Controlled Group to the PBGC of the Plan under Title IV of ERISA.

     "Wholly-Owned Subsidiary" means as to any Person, any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person; unless otherwise specified, "Wholly-Owned Subsidiary" shall mean a Wholly-Owned Subsidiary of the Company.


     "WMECO" means Western Massachusetts Electric Company, a Massachusetts corporation and its successors.

     (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Bank.

     SECTION 2. Issuance of the Letter of Credit; Conditions Precedent to Issuance. (a) Subject to satisfaction of the conditions precedent set forth in subsections (b) and (c) of this Section 2, the Bank shall issue the Letter of Credit in the Stated Amount, effective on the Date of Issuance and expiring on the Expiration Date.

     (b) As a condition precedent to the issuance of the Letter of Credit, the Bank shall have received on or before the Date of Issuance the following, each dated such date, in form and substance reasonably satisfactory to the
Bank:

          (i)  the facility fee referred to in Section 3(b)(i);

          (ii) an opinion of Messrs. Day, Berry & Howard, counsel to the Company, in form and substance satisfactory to the Bank;

          (iii) a copy of the opinion of Messrs. Kutak Rock & Campbell, bond counsel, delivered to the Issuer upon issuance of the Bonds;

          (iv) copies of all approvals, authorizations or consents of, or notices to or registrations with, any governmental body or agency required for the Company to enter into this Agreement and of all such approvals, authorizations, notices or registrations required to be obtained or made by the Company prior to the Date of Issuance in connection with the transactions contemplated by this Agreement, the Indenture, and any Related Document to which the Company is a party;

          (v) a certificate of the Company certifying the names and true signatures of the individuals authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;

          (vi) executed copies (or duplicates thereof) of the other Related Documents, each of which shall be in form and substance reasonably satisfactory to the Bank;

          (vii) such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request.

     (c) The following statements shall be true and correct on the Date of Issuance and the Bank shall have received a certificate signed by a senior officer of the Company dated the Date of Issuance, stating that:

          (i)  the representations and warranties of the Company contained in
Section 5 hereof or in the Related Documents are correct on and as of the Date of Issuance as though made on and as of such date;

          (ii) no Default or Event of Default shall have occurred and be continuing or would result from the issuance of the Letter of Credit; and

          (iii) no Event of Default as defined in tho Loan Agreement or event which, with the giving of notice or lapse of time, or both, could become such an Event of Default, shall have occurred and be continuing.

     SECTION 3.     Reimbursement and Other Payments.

     (a)  The Company agrees to pay to the Bank:

          (i) no later than the close of business on the day on which any amount is paid pursuant to an A Drawing under the Letter of Credit in respect of principal of the Bonds, a B Drawing in respect of interest on the Bonds or a D Drawing in respect of the portion of the purchase price of Bonds tendered for purchase pursuant to Section 2.4 of the Indenture which represents accrued interest on the Bonds, a sum equal to the amount so drawn;

          (ii) no later than the earliest of (x) the Expiration Date, (y) the date on which the Pledged Bonds with respect to which such C Drawing was made are remarketed and (z) the date on which the principal of the Bonds becomes due and payable, whether at stated maturity, by acceleration or otherwise, a sum equal to any amount paid pursuant to a C Drawing under the Letter of Credit in respect of the portion of the purchase price for Bonds tendered for purchase pursuant to Section 2.4 of the Indenture which represents principal of the Bonds (and interest on such amount as provided in clause (iii) below);

          (iii)     interest on any amount unpaid by the Company under clause
(ii) from the date such amount is drawn under the Letter of Credit until due, payable monthly in arrears, on the last day of each month and when such amount is paid, at a fluctuating interest rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) equal to 1% per annum over the Bank's prime rate as announced to be in effect from time to time (the "Prime Rate") which rate shall change as and when said Prime Rate shall change; and

          (iv) interest on any and all amounts unpaid by the Company when due hereunder from the date such amounts become due until payment in full, payable on demand, at a fluctuating interest rate per annum (on the basis of a 360 day year for the actual number of days elapsed) equal to 2% per annum above the cost to the Bank of overnight funds in the amount or amounts so unpaid (but in no event higher than the maximum rate permitted by applicable law), the determination by the Bank of such cost to be conclusive and binding on the Company, absent manifest error.

     (b) The Company agrees that it will pay to the Bank (i) a facility fee in the amount of $10,833, payable on the Date of Issuance, (ii) letter of credit fees with respect to the Letter of Credit (computed on the basis of a year of 365, or 366 days, as the case may be, for the actual number of days elapsed), payable semi-annually in arrears on the last day of June and December in each year in an amount equal to 45/100 of 1% per annum of the Stated Amount in effect from time to time (provided that the letter of credit fees for the first six months from the Date of Issuance shall be non-refundable and shall be due and payable in all events and be based on the initial Stated Amount notwithstanding any reduction of the Stated Amount or any cancellation of the Letter of Credit), (iii) utilization fees in the amount of $100 for each Drawing under the Letter of Credit, payable on demand, and (iv) a transfer fee upon each transfer of the Letter of Credit in an amount equal to the Bank's then current letter of credit transfer fee.

     (c) If after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof or the enactment of any law or regulation shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement (excluding capital adequacy requirements), against letters of credit issued by, or assets held by, or deposits in or for the account of, the Bank or (ii) impose on the Bank any other condition regarding this Agreement or the Letter of Credit and the result of any event referred to in clause (i) or (ii) of this subsection shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be calculated in accordance with the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon written demand by the Bank, the Company shall pay to the Bank an amount equal to such increase in cost. Such amount shall bear interest thereon from the second Business Day after receipt by the Company of such demand until payment in full thereof at the rate provided in clause (iii) of subsection (a) of this Section. A certificate as to the amount of such increase in cost shall be submitted by the Bank to the Company together with the aforesaid demand therefor and shall be conclusive as to the amount thereof, absent manifest error.

     (d) All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank's New York office, which at the date hereof is located at 299 Park Avenue, New York, New York 10171. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest thereon shall be payable for such extended time at the specified rate.

     SECTION 4. Obligations Absolute. Subject to the provisions hereof, the obligations of the Company under Section 3(a) of this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, irrespective of any of the following circumstances:

     (i) any lack of validity or enforceability of the Letter of Credit or any of the Related Documents;

     (ii) any amendment or waiver of, or consent to departure from, all or any of the Related Documents;

     (iii) the existence of any claim, setoff, defense or other rights which the Company may have at any time against the Trustee, the Beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, the Beneficiary or any such transferee may be acting), the Bank or any other Person or entity, whether in connection with this Agreement, the Related Documents or any unrelated transactions (provided that nothing herein shall prevent the assertion of such claim by separate suit or by compulsory counterclaim in a suit instituted by the Bank);

     (iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

     (v) payment by the Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, provided such payment shall not have constituted gross negligence or willful misconduct of the Bank; or

     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not have constituted gross negligence or willful misconduct of the Bank.

     SECTION 5. Representations and Warranties. The Company represents and warrants to the Bank as follows:

     (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut; each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective organization; and the Company and each Significant Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required.

     (b) Authorization; No Conflict. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the Related Documents to which it is a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental or regulatory approval (including, without limitation, approvals of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and the Connecticut Department of Public Utility Control, which approvals have been duly obtained and are in full force and effect), and do not, subject to the Company's compliance with the requirements of its preferred stock provisions with respect to the incurrence of unsecured indebtedness and subject also to the Company's compliance with or satisfaction of all of its contractual obligations with respect to the incurrence of unsecured indebtedness or with respect to the amount of unsecured indebtedness which may be incurred or remain outstanding, and will not contravene or conflict with any provision of law or of the charter or by-laws of the Company or any Significant Subsidiary or of any agreement binding upon the Company or any Significant Subsidiaries.

     (c) Validity and Binding Nature. This Agreement and the Loan Agreement are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     (d) Financial Statements. The Company's audited financial statements as at December 31, 1987, and unaudited financial statements as at March 31 and June 30, 1988, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles (except, in the case of unaudited financial statements, for period-end adjustments) applied on a basis consistent with that of the preceding fiscal periods, and accurately present the financial condition of the Company as at such dates and the results of its operations for the periods then ended, and since June 30, 1988 there has been no material adverse change in its financial condition or operations.

     (e) Litigation and Contingent Liabilities. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental, judicial, administrative or regulatory proceedings are pending or, to the best of its knowledge, threatened against the Company or any Subsidiary in which the management of the Company believes there is a reasonable possibility of an outcome which could materially and adversely affect the business or operations of the Company and its Subsidiaries, except as set forth in the Schedule of Litigation heretofore delivered by the Company to the Bank or in the Company's Disclosure Documents, copies of which have been heretofore furnished by the Company to the Bank. Other than any liability incident to such litigation or proceedings so set forth, or arising out of the obligations referred to in the Company's Disclosure Documents, neither the Company nor any Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements (including the notes thereto) referred to in Section 5(d) hereof.

     (f) Liens. None of the assets of the Company or any Significant Subsidiary of the Company is subject to any Lien, except (i) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings, (ii) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, (iii) to the extent shown or referred to in the financial statements of the Company referred to in Section 5(d) hereof (including the notes thereto), (iv) the lien of that certain Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, as amended and supplemented, from the Company to Bankers Trust Company, as Trustee (the "Company Indenture"), and Liens permitted by the Company Indenture, (v) the lien of that certain First Mortgage Indenture and Deed of Trust dated as of January 1, 1958, as amended and supplemented, from HELCO to The First National Bank of Boston, as Successor Trustee (the "HELCO Indenture"), and Liens permitted by the HELCO Indenture, (vi) the lien of that certain Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as amended, from the Company to Bank of Boston Connecticut, as trustee, with respect to the Company's interest in the Millstone Unit No. 1 nuclear electric generating facility, (vii) the lien of that certain Loan Agreement dated as of June 1, 1977, between the Company and HELCO and the Connecticut Development Authority, with respect to certain pollution control facilities located at several fossil-fired electric generating plants in Connecticut and
(viii) liens pursuant to Connecticut General Statutes Section 22a-452a or any successor provision.

     (g) Subsidiaries; Ownership. The Company has no Subsidiaries except as disclosed in Exhibit B attached hereto and made a part hereof. All of the outstanding shares of stock of each Significant Subsidiary have been validly issued, are fully paid and nonassessable shares and are owned beneficially and of record, free from any Lien, pledge, charge, security interest or other encumbrance, by the Company or by a Subsidiary. No Subsidiary owns any shares of stock of the Company.

     (h) Pension Benefit Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, and (i) the Company has received no notice to the effect that it is not in full compliance with any of the requirements of ERISA, and the regulations promulgated thereunder and, to the best of its knowledge, there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof ("Reportable Event"), (ii) neither the Company nor any Significant Subsidiary has withdrawn from any such Plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such Plan.

     (i) Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940 as amended.

     (j) Public Utility Holding Company Act. Northeast, which is the sole holder of common stock of the Company, is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     (k) Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Company or any Subsidiary to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information hereafter furnished by or on behalf of the Company or any Subsidiary to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.

     (l) Related Documents. The Company makes, to and for the benefit of the Bank, each of the representations and warranties of the Company contained in any of the Related Documents, as fully as if such representations and warranties were set forth at length herein.

     (m) Common Equity. Common Equity is equal to at least 30% of the Adjusted Capitalization.

     SECTION 6. Covenants. Until the Expiration Date and performance of all obligations of the Company hereunder, unless the Bank shall otherwise consent in writing, the Company will:

     (a)  Reports Certificates and Other Information.  Furnish to the Bank:


          (i) Within 105 days after each fiscal year of the Company, a copy of an annual report of the Company with respect to such fiscal year to the Securities and Exchange Commission on Form 10-K, containing financial statements with respect to such year prepared in conformity with generally accepted accounting principles applied on a basis consistent (except for such changes with which the Company's independent public accountants concur) with the audited financial statements of the Company as at December 31, 1987, duly certified by independent public accountants of nationally recognized standing selected by the Company, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of the annual audit report with respect to such financial statements by such accountants, they have not become aware of any Event of Default or Default that has occurred and is continuing, or, if they have become aware of any such event, describing it and the steps, if any, being taken to cure it.

          (ii) Within 50 days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of a report of the Company with respect to such quarter to the Securities and Exchange Commission on Form 10-Q, containing financial statements with respect to such quarter prepared in the same manner as the audited financial statements referred to in Section 6(a)(i) hereof, signed by a proper accounting officer of the Company.

          (iii) Contemporaneously with the furnishing of a copy of each annual report and of each quarterly report provided for in this Section 6(a), a certificate dated the date of such annual report or such quarterly report and signed by the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company, to the effect that no Event of Default or Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it.

          (iv) In addition to the reports referred to in clauses (i) and (ii) of this Section 6(a), (x) copies of each prospectus and Form 8-K filed by the Company or any Significant Subsidiary with the Securities and Exchange Commission, promptly upon the filing thereof, (y) the Company's financial forecasts and projections that are generally distributed to the financial community, if any, promptly upon the distribution thereof, and (z) within the same time frames applicable to financial statements and other data regarding the Company, the corresponding consolidated financial statements and other data for Northeast.

          (v) Forthwith upon the learning of the occurrence of any of the following (to the extent not otherwise disclosed pursuant to the preceding provisions of this Section 6(a)), written notice thereof, describing the same and the steps being taken with respect thereto: (i) the occurrence of an Event of Default or Default, or (ii) the institution of, or any adverse determination in, any litigation, arbitration proceedings or governmental, judicial, administrative or regulatory proceedings (other than general rate proceedings) which is material to the Company and the Subsidiaries taken on a consolidated basis, or which is material to Northeast and the Subsidiaries of Northeast taken on a consolidated basis, or (iii) the occurrence of a Reportable Event under, or the institution of steps by the Company or any member of the Controlled Group to withdraw from, or the institution of any steps to terminate, any Plan.

          (vi) From time to time such other information concerning the Company and the Subsidiaries as the Bank may reasonably request.

               If the Company ever ceases to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the requirements of (i) and (ii) shall be deemed complied with if the Company delivers the financial statements and certificates referred to therein.

     (b) Books, Records, and Inspections. Maintain, and cause each Significant Subsidiary to maintain, complete and accurate books and records; permit, and cause each Subsidiary to permit, access by the Bank to the books and records of the Company and of any Subsidiary; and permit, and cause each Subsidiary to permit, the Bank to inspect the properties and operations of the Company and of any Subsidiary.

     (c) Insurance. Maintain, and cause each significant Subsidiary to maintain, such insurance as may be required by law and such other insurance to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

     (d) Taxes and Other Similar Charges. Pay, and cause each Significant Subsidiary the same shall become in default, all taxes, assessments and other similar charges except as contested in good faith and by appropriate proceedings.

     (e) Mergers, Consolidations, Sales. Not, and not permit any Significant Subsidiary to, be a party to any merger or consolidation, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except, after receipt of all necessary corporate and governmental or regulatory approvals, for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into, with or to the Company or into, with or to any other Wholly-Owned Subsidiary and any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary, (ii) any such sale of assets (other than stock) which comprise all or any part of its interest in a nuclear power generating plant (whether completed or under construction), or which comprise the gas business and gas properties of the Company and (iii) any such merger or consolidation of the Company or any Significant Subsidiary into, with or to Northeast and/or a Wholly-Owned Subsidiary of Northeast if, but only if, (w) in the case of a merger or consolidation of any Significant Subsidiary, Tangible Net Worth immediately following, and giving effect to, such merger or consolidation shall equal or exceed Tangible Net Worth immediately prior thereto, (x) before and after giving effect to any such merger or consolidation, no Event of Default or Default shall have occurred and be continuing, (y) in the case of a merger or consolidation of the Company, the successor or surviving corporation, if not the Company, shall have assumed or succeeded to all of the liabilities of the Company (including the liabilities of the Company under this Agreement) and (z) the Bank shall have received the favorable written opinion of Day, Berry & Howard, or other counsel to the Company satisfactory to the Bank, to the effect of clause (y) of this Section 6(e)(iii). Notwithstanding the foregoing, the Company may sell or assign, with or without recourse, receivables (not constituting all or any substantial part of its assets), provided, that, in the reasonable opinion of the Bank, such sale or assignment of receivables will not materially adversely affect the financial condition of the Company or its ability to perform its obligations hereunder or under the Related Documents to which it is a party.

     (f) Maintenance of Properties. Cause all material properties used or useful in the conduct of the business of the Company or any Significant Subsidiary to be maintained and kept in reasonable condition, repair and working order, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or such Significant Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company or such Significant Subsidiary shall not be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the judgment of the Company or such Significant Subsidiary, desirable in the operation or maintenance of its business and not disadvantageous in any material respect to the Bank.

     (g) Conduct of Business. Carry out and conduct, and cause each Significant Subsidiary to carry out and conduct, its primary business in substantially the same manner and in substantially the same fields as such business is now carried on and conducted, and do or cause to be done all lawful things necessary to preserve and keep in full force and effect the corporate existence and the rights (charter and statutory) and franchises of the Company and of each Significant Subsidiary, except as otherwise provided in Section 6(e) hereof; PROVIDED, HOWEVER, that neither the Company nor any Significant Subsidiary shall be required to preserve any such right or franchise if it shall determine that the preservation thereof is no longer necessary, desirable or permissible in the operation of its business and that the loss thereof is not disadvantageous in any material respect to the Bank.

     (h) Compliance with Law. Comply, and cause each Significant Subsidiary to comply, in all material respects with all laws, rules, regulations and governmental orders (Federal, state and local) having applicability to it or to the business or businesses at any time conducted by the Company or such Significant Subsidiary, as the case may be, except to the extent that the failure to comply with any provision of the foregoing would not have a material adverse effect on the present or future financial condition or operations of the Company or such Significant Subsidiary, and would not impair the Company's ability to perform its obligations under this Agreement.

     (i) Negative Pledge. Not create, assume or permit to exist, nor permit any Significant Subsidiary to create, assume or permit to exist, any Liens on any assets now owned or hereafter acquired other than:

          (i)  Liens created by the Company Indenture or the HELCO Indenture;

          (ii) Liens on the Company's interest in the Millstone Unit No. 1, Millstone Unit No. 2 or Millstone Unit No. 3 nuclear electric generating facilities or nuclear fuel for any or all nuclear units in which the Company has an interest (including, without limitation, Millstone Unit No. 1, Millstone Unit No. 2 and Millstone Unit No. 3);

          (iii)     Liens permitted by the Company Indenture or the HELCO
Indenture;

          (iv) any Lien created or assumed to secure debt owing by any Subsidiary to the Company or to any Wholly-Owned Subsidiary;

          (v) any purchase money security interest or construction mortgage on assets hereafter acquired or constructed by the Company or any Significant Subsidiary and any Lien on any assets existing at the time of acquisition thereof by the Company or any Significant Subsidiary, or created within 180 days from the date of completion of the acquisition or construction; PROVIDED that such Lien shall at all times be confined solely to the assets so acquired or constructed and any additions thereto;

          (vi) any existing Liens on assets now owned by the Company or any Significant Subsidiary, Liens on assets of any Significant Subsidiary existing at the time it becomes a Subsidiary and Liens existing on assets of a corporation or other going concern business when it is merged into or with the Company or a Significant Subsidiary or when substantially all of its assets are acquired by the Company or a Significant Subsidiary; PROVIDED that such Liens shall at all times be confined solely to such assets, or if such assets constitute a utility system, additions to or substitutions for such assets;

          (vii) Liens resulting from legal proceedings being contested in good faith and for which reserves which in the judgment of the Company are adequate have been established by the Company or the applicable Significant Subsidiary;

          (viii) Liens created in favor of the other contracting party in connection with advance or progress payments;

          (ix) any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivision, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institution lending to or purchasing obligations of any of the foregoing, which security is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;

          (x) Liens resulting from conditional sale agreements, capital leases or other title retention agreements;

          (xi) Liens on property of the Company or any Significant Subsidiary related to the financing of pollution control facilities;

          (xii) any other Liens incurred in the ordinary course of business otherwise than to secure borrowings;

          (xiii) Liens under Connecticut General Statutes Section 22a-452a or any successor provision;

          (xiv) any extension, renewal or replacement of Liens permitted by clauses (i) to (v), (viii) to (xi) and (xiii); PROVIDED, HOWEVER, that the principal amount of debt secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of indebtedness so secured and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced; and

          (xv) Liens (in addition to those permitted pursuant to clauses (i) through (xiv) above) securing Debt in an aggregate principal amount not exceeding $200,000,000; provided, that, no such Lien shall be permitted on any receivable of the Company or any Significant Subsidiary unless in the reasonable opinion of the Bank the existence of such Lien will not materially adversely affect the financial condition of the Company or its ability to perform its obligations hereunder or under the Related Documents.

     (j) Pension Benefit Plans. Maintain, and cause each Significant Subsidiary to maintain, each Plan in compliance with all applicable requirements of law and regulations.

     (k) Related Documents. Not agree to any amendment or supplement to any Related Document without the prior written consent of the Bank.

     (l) Use of Proceeds. Use the proceeds of the Bonds to pay the costs of the Product as provided in the Loan Agreement.

     SECTION 7. Events of Default. (A) The following events shall be Events of Default hereunder unless waived by the Bank pursuant to Section 9 hereof:

     (a)  the Company shall fail to pay when due any amount payable under
Section 3 hereof, and such failure shall continue unremedied for five Business Days;

     (b) the Company shall fail to observe or perform any other covenant, restriction or agreement contained in this Agreement for 30 days after the Company becomes aware of such failure;

     (c) any representation, warranty, certification or statement made by the Company in this Agreement or any Related Document to which it is a party or in any certificate, financial statement or other document delivered pur-suant to this Agreement or any Related Document to which it is a party shall prove to have been incorrect in any material respect when made;

     (d) an event of default as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any Significant Subsidiary of $5,000,000 or more, whether such indebtedness now exists or shall hereafter be created, shall occur and shall continue beyond any grace or cure period applicable thereto and shall consist of default in payment of such indebtedness at maturity or shall result in such indebtedness becoming or being declared due and payable, or permitting the respective obligee to declare such indebtedness due and payable, prior to the date on which it would otherwise become due and payable;

     (e) an event of default as defined in the Indenture or the Loan Agreement shall occur and be continuing;

     (f) a final judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Company or any Significant Subsidiary and such final judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

     (g) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated and, at the time said proceeding is instituted or such condition exists, as the case may be, the liability of the Company or any member of the Controlled Group to the PBGC or such Plan or Plans under Title IV of ERISA may reasonably be expected to be in excess of $5,000,000; or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA and, at the time such proceeding is instituted, the liability of the Company or any member of the Controlled Group to such Plan or Plans is in excess of $1,000,000; or

     (h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

     (i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

     (B) If an Event of Default occurs and is continuing hereunder, the Bank may in its sole discretion notify the Company and the Trustee of such occurrence. Upon receipt by the Trustee of such notice from the Bank, the Trustee shall immediately declare the principal of all Bonds then outstanding and the interest accrued thereon immediately due and payable.

     SECTION 8. Pledge. The Company hereby pledges, assigns, hypothecates, transfers, and delivers to the Bank all its right, title and interest to, and hereby grants to the Bank a first lien on, and security interest in, all right, title and interest of the Company in and to the following (the "Collateral"):

     (a) all Bonds which may from time to time be purchased with proceeds of C Drawings and/or D Drawings under the Letter of Credit (the "Pledged Bonds");

     (b) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Pledged Bonds;

     (c) all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Pledged Bonds;

as collateral security for the prompt and complete payment when due of all amounts due in respect of the reimbursement obligations of the Company set forth in clauses (ii) and (iii) of Section 3(a) with respect to such Pledged Bonds (the "Obligations").

     In the event that the Company shall fail to pay any amount when due under clauses (ii) or (iii) of Section 3(a) with respect to the Pledged Bonds, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Company or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby expressly waived or released. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorney's fees and legal expenses, to the payment in whole or in part of the Obligations in such order as the Bank may elect, the Company remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation,
Section 9-504(1)(c) of the Uniform Commercial Code, need the Bank account for the surplus, if any, to the Company. The Company agrees that the Bank need not give more than ten days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Company if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York.

     The Company covenants that the pledge, assignment and delivery of the Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Company in or to such Col-lateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Company which would include the Collateral. The Company covenants and agrees that it will defend the Bank's right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

     Provided the Company shall have paid all amounts then due under clause
(i) of Section 3(a) and shall have paid all interest which may be owing under clause (iii) of Section 3(a), the Bank will promptly pay over to the Company any interest it may receive from the Trustee on any Pledged Bonds.

     Pledged Bonds shall be released from the security interest created hereunder upon satisfaction of the Obligations with respect to such Pledged Bonds.

     SECTION 9. Amendments and Waivers. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company or the Bank therefrom shall in any event be effective unless the same shall be in writing and signed by the Company and the Bank. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 10. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including bank wire, telex or similar writing) and shall be given to such party, addressed to it, at its address or telex number set forth below or such other address or telex number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified below and the appropriate answerback is received, (ii) if given by mail 5 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified below:

          Party                    Address
     The Connecticut Light    107 Selden Street
     and Power Company        Berlin, Connecticut 06037 (if delivered)

                                   or

                              P.O. Box 270
                              Hartford, Connecticut 06141 (if mailed)

                              Telex: 99370
                              Attn:  Assistant
                                     Treasurer-Long Term
                                     Financing

     Union Bank of
     Switzerland, New York    299 Park Avenue
      Branch                  New York, New York 10171

                              Telex: UB 129 299 NYK
                              Attn:  Christopher W. Criswell

or to such other address as either party may specify in a notice to the other.

     SECTION 11. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 12. Indemnification. The Company hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit as provided herein; provided that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank. Nothing in this Section 12 is intended to limit the Company's reimbursement obligation contained in Section 3(a) hereof.

     SECTION 13. Continuing Obligations. The obligations of the Company under this Agreement shall continue until the later of (i) the Expiration Date or (ii) the date upon which all amounts due and owing to the Bank hereunder shall have been paid in full. This Agreement shall (a) be binding upon the parties hereto and their respective successors and assignor and (b) inure to the benefit of and be enforceable by the parties hereto and their respective successors, transferees and assigns; PROVIDED, HOWEVER, that (i) the Company may not, except in connection with a merger, consolidation or sale of all or a substantial part of its assets permitted by Section 6(e), assign all or any part of this Agreement without the prior written consent of the Bank and (ii) the obligations of the Company pursuant to Sections 3 and 12 hereof shall survive the termination of this Agreement.

     SECTION 14. Liability of the Bank. The Company assumes all risks of the acts or omissions of the Trustee, the Beneficiary or any transferee of the Letter of Credit with respect to its use of the Letter of Credit.
Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee, the Beneficiary or any transferee in connection therewith; or (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any respect invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Bank may accept, in the absence of gross negligence or willful misconduct, documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 15. Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing and administration of this Agreement and any other documents delivered in connection with or related to this Agreement, including the reasonable fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement or any waiver or amendment of this Agreement. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable (and notified by the Bank to be payable) in connection with the execution, delivery, filing and recording of this Agreement and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 16.    Waiver of Right of Set-off; Limitation on Collateral.
(a) The Bank hereby irrevocably waives any banker's lien or right of set-off that it may have at law or otherwise in order to appropriate and apply to the payment of any and all of the obligations of the Company now or hereafter existing in respect of the reimbursement obligation of the Company set forth in Section 3(a) of this Agreement, any balances, credits, deposits, accounts or moneys of the Company at any time with the Bank when and if there shall be a drawing under the Letter of Credit (or as a result thereof) during the pendency of any proceeding by or against the Company seeking relief in respect of the Company under Title 11 of the United States Code, as now constituted or hereafter amended; PROVIDED, HOWEVER, that such waiver shall not be operative if (i) it has been determined by the court in such proceeding that the exercise of the Bank's right of set-off or banker's lien will not lead to the Bank's being released, prevented, enjoined or restrained, permanently, preliminarily or temporarily, from fulfilling its obligations under the Letter of Credit and (ii) the exercise of such banker's lien or right of set-off would not constitute any payment (including pursuant to the Letter of Credit) to the Trustee a voidable preference payment under Federal bankruptcy law then in effect.

     (b) The Bank agrees that, except as to its security interest in Pledged Bonds, it will not at any time accept any collateral as security for the payment of the reimbursement obligation of the Company set forth in Section 3(a) of this Agreement unless provision is made prior to or simultaneously with the taking of such collateral security by the Bank for an equal and ratable security interest in such collateral security to be granted to the Trustee for the benefit of the holders from time to time of the Bonds.

     (c) The Bank agrees that any payments under the Letter of Credit will be made with the Bank's own funds and not with funds of the Issuer or the Company.

     SECTION 17. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     SECTION 18. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     SECTION 19. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE CONNECTICUT LIGHT AND POWER
COMPANY

By: /s/ Robert C. Aronson

UNION BANK OF SWITZERLAND,
NEW YORK BRANCH

By: /s/Charles E. Arnold

By:/s/ Susan E. Zeig

SUBSIDIARIES -- EXHIBIT B
                                                                 Percentage
                                                                 of
                                                                 Voting
                                                                 Shares
                                                                 Owned by the
                                                                 Company


Research Park, Inc.                                              100%

The City and Suburban Electric and Gas Company                   100%*

Electric Power, Incorporated                                     100%*

The Connecticut Transmission Corporation                         100%*

The Nutmeg Power Company                                         100%*

The Mohawk Gas Company                                           100%*

The Connecticut Steam Company                                    100%*



*Inactive